UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. )*

Avid Technology, Inc.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

05367P100
(CUSIP Number)

April 7, 2020
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 05367P100	13G

1	NAMES OF REPORTING PERSONS
Goldman Sachs Asset Management, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
2,862,785

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
2,862,785

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,862,785

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.6% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IA

(1)
Based on 43,210,481 shares of common stock, par value $0.01 per share (“Common Stock”) outstanding as of March 4, 2020 as disclosed in the Issuer’s Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 9, 2020.

CUSIP No. 05367P100	13G

1	NAMES OF REPORTING PERSONS
Vintage VI LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
1,432,744

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
1,432,744

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,432,744

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.3% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	Based on 43,210,481 shares of Common Stock outstanding as of March 4, 2020 as disclosed in the Issuer’s Form 10-K filed with the SEC on March 9, 2020.

CUSIP No. 05367P100	13G

1	NAMES OF REPORTING PERSONS
Vintage VI Offshore Holdings LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
839,600

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
839,600

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
839,600

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.9% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	Based on 43,210,481 shares of Common Stock outstanding as of March 4, 2020 as disclosed in the Issuer’s Form 10-K filed with the SEC on March 9, 2020.

CUSIP No. 05367P100	13G

1	NAMES OF REPORTING PERSONS
VF VI Advisors LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
2,272,344

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
2,272,344

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,272,344

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.3% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Based on 43,210,481 shares of Common Stock outstanding as of March 4, 2020 as disclosed in the Issuer’s Form 10-K filed with the SEC on March 9, 2020.

CUSIP No. 05367P100	13G

1	NAMES OF REPORTING PERSONS
Vintage VI Mgr Hlds LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
171,549

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
171,549

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
171,549

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.4% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	Based on 43,210,481 shares of Common Stock outstanding as of March 4, 2020 as disclosed in the Issuer’s Form 10-K filed with the SEC on March 9, 2020.

CUSIP No. 05367P100	13G

1	NAMES OF REPORTING PERSONS
VF VI Offshore Advisors Inc

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
171,549

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
171,549

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
171,549

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.4% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Based on 43,210,481 shares of Common Stock outstanding as of March 4, 2020 as disclosed in the Issuer’s Form 10-K filed with the SEC on March 9, 2020.

CUSIP No. 05367P100	13G

1	NAMES OF REPORTING PERSONS
Ubar Investment Holdings Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Jersey

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
81,861

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
81,861

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
81,861

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.2% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Based on 43,210,481 shares of Common Stock outstanding as of March 4, 2020 as disclosed in the Issuer’s Form 10-K filed with the SEC on March 9, 2020.

CUSIP No. 05367P100	13G

1	NAMES OF REPORTING PERSONS
Ubar Investors, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Jersey

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
81,861

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
81,861

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
81,861

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.2% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	Based on 43,210,481 shares of Common Stock outstanding as of March 4, 2020 as disclosed in the Issuer’s Form 10-K filed with the SEC on March 9, 2020.

CUSIP No. 05367P100	13G

1	NAMES OF REPORTING PERSONS
GS UI Advisors Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Jersey

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
81,861

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
81,861

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
81,861

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.2% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Based on 43,210,481 shares of Common Stock outstanding as of March 4, 2020 as disclosed in the Issuer’s Form 10-K filed with the SEC on March 9, 2020.

CUSIP No. 05367P100	13G

1	NAMES OF REPORTING PERSONS
Merbau Investors Offshore Holdings II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
56,961

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
56,961

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
56,961

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	Based on 43,210,481 shares of Common Stock outstanding as of March 4, 2020 as disclosed in the Issuer’s Form 10-K filed with the SEC on March 9, 2020.

CUSIP No. 05367P100	13G

1	NAMES OF REPORTING PERSONS
MB Advisors Ltd

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
56,961

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
56,961

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
56,961

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Based on 43,210,481 shares of Common Stock outstanding as of March 4, 2020 as disclosed in the Issuer’s Form 10-K filed with the SEC on March 9, 2020.

CUSIP No. 05367P100	13G

1	NAMES OF REPORTING PERSONS
PE CSEC Offshore Holdings II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
166,474

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
166,474

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
166,474

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.4% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	Based on 43,210,481 shares of Common Stock outstanding as of March 4, 2020 as disclosed in the Issuer’s Form 10-K filed with the SEC on March 9, 2020.

CUSIP No. 05367P100	13G

1	NAMES OF REPORTING PERSONS
GS PE Harvest GP II A Inc

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
166,474

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
166,474

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
166,474

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.4% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Based on 43,210,481 shares of Common Stock outstanding as of March 4, 2020 as disclosed in the Issuer’s Form 10-K filed with the SEC on March 9, 2020.

CUSIP No. 05367P100	13G

1	NAMES OF REPORTING PERSONS
DALPP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
90,705

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
90,705

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
90,705

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.2% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	Based on 43,210,481 shares of Common Stock outstanding as of March 4, 2020 as disclosed in the Issuer’s Form 10-K filed with the SEC on March 9, 2020.

CUSIP No. 05367P100	13G

1	NAMES OF REPORTING PERSONS
DA Private Equity GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
90,705

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
90,705

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
90,705

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.2% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Based on 43,210,481 shares of Common Stock outstanding as of March 4, 2020 as disclosed in the Issuer’s Form 10-K filed with the SEC on March 9, 2020.

CUSIP No. 05367P100	13G

1	NAMES OF REPORTING PERSONS
RA Program LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
22,891

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
22,891

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
22,891

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

(1)	Based on 43,210,481 shares of Common Stock outstanding as of March 4, 2020 as disclosed in the Issuer’s Form 10-K filed with the SEC on March 9, 2020.

CUSIP No. 05367P100	13G

1	NAMES OF REPORTING PERSONS
Goldman Sachs TL Program Advisors, Inc

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
22,891

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
22,891

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
22,891

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

(1)	Based on 43,210,481 shares of Common Stock outstanding as of March 4, 2020 as disclosed in the Issuer’s Form 10-K filed with the SEC on March 9, 2020.

CUSIP No. 05367P100	13G

1	NAMES OF REPORTING PERSONS
GSAM Gen-Par, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
328,187

	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
328,187

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
328,187

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.8% (1)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

(1)	Based on 43,210,481 shares of Common Stock outstanding as of March 4, 2020 as disclosed in the Issuer’s Form 10-K filed with the SEC on March 9, 2020.

Item 1(a).	Name of Issuer:

Avid Technology, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

75 Network Drive
Burlington, MA 01803

Item 2(a).	Name of Person Filing:

This Schedule 13G is being filed on behalf of the following persons (the “Reporting Persons”)*:

(i)	Goldman Sachs Asset Management, L.P.;
(ii)	Vintage VI LP;
(iii)	Vintage VI Offshore Holdings LP;
(iv)	VF VI Advisors LLC;
(v)	Vintage VI Mgr Hlds LP;
(vi)	VF VI Offshore Advisors Inc;
(vii)	Ubar Investment Holdings Limited;
(viii)	Ubar Investors, L.P.;
(ix)	GS UI Advisors Limited;
(x)	DALPP, L.P.;
(xi)	DA Private Equity GP LLC;
(xii)	PE CSEC Offshore Holdings II, L.P.;
(xiii)	GS PE Harvest GP II A Inc;
(xiv)	Merbau Investors Offshore Holdings II, L.P.;
(xv)	MB Advisors Ltd;
(xvi)
RA Program LP (together with Vintage VI LP, Ubar Investment Holdings Limited, DALPP, L.P., PE CSEC Offshore Holdings II, L.P., Vintage VI Mgr Hlds LP, Vintage VI Offshore Holdings LP, and Merbau Investors Offshore Holdings II, L.P., the “Record Owners”);

(xvii)	Goldman Sachs TL Program Advisors, Inc; and
(xviii)	GSAM Gen-Par, L.L.C.

*Attached as Exhibit A is a copy of an agreement among the Reporting Persons that this Schedule 13G is being filed on behalf of each of them.

Item 2(b).	Address of Principal Business Office or, if none, Residence:

The address of the principal business office of each Reporting Person is care of Goldman Sachs Asset Management, 200 West Street, New York, NY  10282.

Item 2(c).	Citizenship:

See Item 4 of the attached cover pages.

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.01 per share (“Common Stock”)

Item 2(e).	CUSIP Number:

05367P100

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable.

Item 4.	Ownership.[1]

(a)	Amount beneficially owned:

See Item 9 of the attached cover pages.

(b)	Percent of class:

See Item 11 of the attached cover pages.

(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

See Item 5 of the attached cover pages.

(ii) Shared power to vote or to direct the vote:

See Item 6 of the attached cover pages.

(iii) Sole power to dispose or to direct the disposition:

See Item 7 of the attached cover pages.

(iv) Shared power to dispose or to direct the disposition:

See Item 8 of the attached cover pages.
___________________________________________
1 In accordance with the SEC Release No. 34-39538 (January 12, 1998) (the “Release”), this filing reflects the securities beneficially owned by certain operating units (collectively, the “Goldman Sachs Reporting Units”) of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, “GSG”). This filing does not reflect securities, if any, beneficially owned by any operating units of GSG whose ownership of securities is disaggregated from that of the Goldman Sachs Reporting Units in accordance with the Release. The Goldman Sachs Reporting Units disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion or both, or with respect to which there are limits on their voting or investment authority or both and (ii) certain investment entities of which the Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units.

Each of the Record Owners is the record owner of the shares of Common Stock shown on item 9 of its respective cover page.

VF VI Advisors LLC is the general partner of Vintage VI LP and Vintage VI Offshore Holdings LP and may be deemed to share beneficial ownership of the shares of Common Stock of which Vintage VI LP and Vintage VI Offshore Holdings LP are the record owners.

VF VI Offshore Advisors Inc is the general partner of Vintage VI Mgr Hlds LP and may be deemed to share beneficial ownership of the shares of Common Stock of which Vintage VI Mgr Hlds LP is the record owner.

Ubar Investors, L.P. is the sole member of Ubar Investment Holdings Limited and may be deemed to share beneficial ownership of the shares of Common Stock of which Ubar Investment Holdings Limited is the record owner.

GS UI Advisors Limited is the general partner of Ubar Investors, L.P. and may be deemed to share beneficial ownership of the shares of Common Stock of which Ubar Investors, L.P. is the beneficial owner.

MB Advisors Ltd is the general partner of Merbau Investors Offshore Holdings II, L.P. and may be deemed to share beneficial ownership of the shares of Common Stock of which Merbau Investors Offshore Holdings II, L.P. is the record owner.

GS PE Harvest GP II A Inc is the general partner of PE CSEC Offshore Holdings II, L.P. and may be deemed to share beneficial ownership of the shares of Common Stock of which PE CSEC Offshore Holdings II, L.P. is the record owner.

DA Private Equity GP LLC is the general partner of DALPP, L.P. and may be deemed to share beneficial ownership of the shares of Common Stock of which DALPP, L.P. is the record owner.

Goldman Sachs TL Program Advisors, Inc is the general partner of RA Program LP and may be deemed to share beneficial ownership of the shares of Common Stock of which RA Program LP is the record owner.

GSAM Gen-Par, LLC is the sole director of Goldman Sachs TL Program Advisers, Inc, MB Advisors Ltd, GS PE Harvest GP II A Inc, and GS UI Advisors Limited, and may be deemed to share beneficial ownership of the shares of Common Stock of which such entities are beneficial owners.

Goldman Sachs Asset Management, L.P. is the investment manager or investment advisor to each of the Record Owners and may be deemed to share beneficial ownership of the shares of Common Stock of which such entities are the record owners.

Item 5.	Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

See Exhibit (99.2)

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under Section 240.14a-11.

INDEX TO EXHIBITS

Exhibit No.	Exhibit

99.1	Joint Filing Agreement
99.2	Identification and Classification of Members of the Group
99.3	Power of Attorney, relating to Goldman Sachs Asset Management, L.P.
99.4	Power of Attorney, relating to Vintage VI LP
99.5	Power of Attorney, relating to Vintage VI Offshore Holdings LP
99.6	Power of Attorney, relating to VF VI Advisors LLC
99.7	Power of Attorney, relating to Vintage VI Mgr Hlds LP
99.8	Power of Attorney, relating to VF VI Offshore Advisors Inc
99.9	Power of Attorney, relating to Ubar Investment Holdings Limited
99.10	Power of Attorney, relating to Ubar Investors, L.P.
99.11	Power of Attorney, relating to GS UI Advisors Limited
99.12	Power of Attorney, relating to DALPP, L.P.
99.13	Power of Attorney, relating to DA Private Equity GP LLC
99.14	Power of Attorney, relating to PE CSEC Offshore Holdings II, L.P.
99.15	Power of Attorney, relating to GS PE Harvest GP II A Inc
99.16	Power of Attorney, relating to Merbau Investors Offshore Holdings II, L.P.
99.17	Power of Attorney, relating to MB Advisors Ltd
99.18	Power of Attorney, relating to RA Program LP
99.19	Power of Attorney, relating to Goldman Sachs TL Program Advisors, Inc
99.20	Power of Attorney, relating to GSAM Gen-Par, L.L.C.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April 17, 2020

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:	/s/ Andres Gonzalez
	Name:	Andres Gonzalez
	Title:	Attorney-in-fact

VINTAGE VI LP

By:	/s/ Andres Gonzalez
	Name:	Andres Gonzalez
	Title:	Attorney-in-fact

VINTAGE VI OFFSHORE HOLDINGS LP

By:	/s/ Andres Gonzalez
	Name:	Andres Gonzalez
	Title:	Attorney-in-fact

VF VI ADVISORS LLC

By:	/s/ Andres Gonzalez
	Name:	Andres Gonzalez
	Title:	Attorney-in-fact

VINTAGE VI MGR HLDS LP

By:	/s/ Andres Gonzalez
	Name:	Andres Gonzalez
	Title:	Attorney-in-fact

VF VI OFFSHORE ADVISORS INC

By:	/s/ Andres Gonzalez
	Name:	Andres Gonzalez
	Title:	Attorney-in-fact

UBAR INVESTMENT HOLDINGS LIMITED

By:	/s/ Andres Gonzalez
	Name:	Andres Gonzalez
	Title:	Attorney-in-fact

UBAR INVESTORS, L.P.

By:	/s/ Andres Gonzalez
	Name:	Andres Gonzalez
	Title:	Attorney-in-fact

GS UI ADVISORS LIMITED

By:	/s/ Andres Gonzalez
	Name:	Andres Gonzalez
	Title:	Attorney-in-fact

MERBAU INVESTORS OFFSHORE HOLDINGS II, L.P.

By:	/s/ Andres Gonzalez
	Name:	Andres Gonzalez
	Title:	Attorney-in-fact

MB ADVISORS LTD

By:	/s/ Andres Gonzalez
	Name:	Andres Gonzalez
	Title:	Attorney-in-fact

PE CSEC OFFSHORE HOLDINGS II, L.P.

By:	/s/ Andres Gonzalez
	Name:	Andres Gonzalez
	Title:	Attorney-in-fact

GS PE HARVEST GP II A INC

By:	/s/ Andres Gonzalez
	Name:	Andres Gonzalez
	Title:	Attorney-in-fact

DALPP, L.P.

By:	/s/ Andres Gonzalez
	Name:	Andres Gonzalez
	Title:	Attorney-in-fact

DA PRIVATE EQUITY GP LLC

By:	/s/ Andres Gonzalez
	Name:	Andres Gonzalez
	Title:	Attorney-in-fact

RA PROGRAM LP

By:	/s/ Andres Gonzalez
	Name:	Andres Gonzalez
	Title:	Attorney-in-fact

GOLDMAN SACHS TL PROGRAM ADVISORS, INC

By:	/s/ Andres Gonzalez
	Name:	Andres Gonzalez
	Title:	Attorney-in-fact

GSAM GEN-PAR, L.L.C.

By:	/s/ Andres Gonzalez
	Name:	Andres Gonzalez
	Title:	Attorney-in-fact